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                                  PRESS RELEASE


               FOR IMMEDIATE RELEASE CONTACT: Investor Relations
                           May 11, 2005 804-217-5800

                       DYNEX CAPITAL, INC. REPORTS RESULTS
                              FOR THE FIRST QUARTER


     Dynex Capital, Inc. (NYSE: DX) announced today its financial results for the first quarter of 2005. Highlights contained in this release include:

        o Cash flows from the investment portfolio were $6.6 million for the quarter, and $10.8 million including the sale of certain investments;

        o Net income for the first quarter was $0.9 million, and net loss to common shareholders was $0.4 million, or $0.03 per share on a basic and fully diluted basis;

        o Net interest spread for the quarter was 0.72%, versus 0.71% for the fourth quarter of 2004.

        o Total investment portfolio assets were $1,274 million and cash and cash equivalents were $60.5 million at March 31, 2005, versus total investment portfolio assets of $1,343 million and cash and cash equivalents of $52.5 million at December 31, 2004; and

        o Common equity book value was $88.6 million, or $7.28 per common share at March 31, 2005, versus $92.5 million, or $7.60 per common share at December 31, 2004.

     The Company has scheduled a conference call for Thursday, May 12, 2005, at 12:00 p.m. Eastern Time to discuss fourth quarter results. Investors may participate by calling (800) 313-8077. The Company also announced that is Annual Shareholders' Meeting will be held on June 14, 2005 in Richmond, Virginia, the location of the Company's headquarters.

     The Company also announced that on May 9, 2005, it sold securitized manufactured housing loans and securities, for a net $9.0 million. The sale is expected to result in the removal of approximately $372 million in securitized finance receivable assets, net of reserves, and $369 million in securitization financing borrowings from the Company's balance sheet. The Company expects to record a gain on the sale in excess of $8.0 million, increasing common book value per share by approximately $0.66, to approximately $7.94 per share on a pro forma basis at March 31, 2005. The Company is retaining the servicing rights on the investments being sold.

     Commenting on the first quarter results, Thomas B. Akin, Chairman of the Board of Directors stated, "As expected, we reported essentially break-even results for our common shareholders for the first quarter, while investment portfolio cash flows modestly declined due to run-off in the investment portfolio. During the quarter, our focus was on our previously stated goals of selling non-core assets, which culminated with the transaction completed on May 9th. Not only did this transaction generate $9.0 million in cash flow, management was successful in selling an investment in excess of book value, and it also resulted in the removal of non-core assets which were not generating meaningful returns on the capital invested in these assets. These sold assets contributed only approximately $981 thousand in net interest income and $150 thousand of net cash flows for the first quarter, and we anticipate being able to replace these amounts quickly once we begin substantive reinvestment efforts."

     Mr. Akin continued, "After the completion of the transaction, our investment portfolio now consists principally of securitized single-family and commercial mortgage loans. Along with the sale of our manufactured housing assets, during April we redeemed our outstanding single-family securitization financing transaction of approximately $196 million. The redemption was financed with repurchase agreement financing, which will save the Company on average an annualized 0.25% in its cost to finance the associated assets. We also took the opportunity to sell most of our investment in another mortgage REIT, Bimini Mortgage Management. The total return earned on that portion of the investment during the period we owned it approximated 18%."

     Mr. Akin concluded, "As our investment portfolio declines from the sale or run-off of under-performing and non-core assets, our reported results should become more transparent and understandable. As we have indicated in previous investor communications, our risk profile in recent years has become less interest-rate sensitive, and is more sensitive to credit performance on the underlying loans in our investment portfolio, predominantly on our remaining investment in commercial mortgage loans. While we have added recourse leverage back to the balance sheet with the securitization financing redemption completed in April, the assets securing this leverage are high-credit quality single-family mortgage assets. With respect to reinvestment strategies for our capital, our viewpoint remains the same as it has in recent quarters, that acceptable risk-adjusted returns do not exist in mortgage assets today, and we will continue only to invest in high-credit quality, very short-duration assets. We are focused, however, on our longer-term investment strategies, and the associated investment policies, procedures and infrastructure necessary for prudent reinvestment and to avoid putting our balance sheet at undue risk in what likely will be a volatile environment over the next twelve months."

     Below is a discussion of the first quarter results and certain items on the Company's balance sheet at March 31, 2005.

First Quarter Results

     For the quarter ended March 31, 2005, the Company reported net income of $0.9 million compared to a net loss of $5.4 million for the same period for 2004. After consideration of the preferred stock dividend, the Company reported a net loss to common shareholders of $0.4 million or $0.03 per common share for the first quarter of 2005, compared to a net loss of $6.6 million or $0.60 per common share for the first quarter of 2004.

     Cash flow from the Company's investment portfolio was $6.6 million for the first quarter 2005, compared to $6.8 million for the fourth quarter 2004. Cash flow declined in the first quarter principally as a result of declines in interest-earning assets from prepayments in the investment portfolio, and cash retained within a manufactured housing securitization transaction as a result of increases in losses on the underlying collateral pledged.

     The Company reported net interest income on its investment portfolio of $4.5 million in the first quarter 2005 compared to $6.4 million in the first quarter 2004. Net interest income after provision for loan losses was $2.2 million for the first quarter 2005 compared to a loss of $0.8 million for the same period in 2004. Provision for loan losses in the first quarter 2005 was $2.3 million compared to $7.2 million in 2004.

     Impairment charges for the first quarter of 2005 were $0.3 million versus $1.7 million for the same period in 2004. Impairment charges for 2004 are primarily comprised of charges for a debt-security backed principally by manufactured housing loans. There are no such impairment charges for the first quarter of 2005. General and administrative expenses were $1.5 million in first quarter 2005 compared to $2.5 million in the first quarter 2004. The decline in general and administrative expenses from the first quarter 2004 was primarily due to a reduction in compensation expense and the 2004 expenses associated with the litigation in Texas.

Balance Sheet

     Total assets at March 31, 2005, were $1,340 million, a decline of $60.8 million from December 31, 2004. Cash and cash equivalents was $60.5 million at March 31, 2005 versus $52.5 million at the end of 2004. The increase in cash and cash equivalents resulted primarily from net portfolio cash flows and the sale of an equity security that generated proceeds of approximately $4.3 million. Investments declined to $1,274 million versus $1,343 million at December 31, 2004, principally as a result of prepayments in the Company's securitized finance receivables, and principal repayments on residential mortgage-backed securities purchased by the Company in 2004.

     At March 31, 2005, the Company's investment portfolio consisted of $324.5 million in single-family mortgage loans and securities, the majority of which are floating rate and financed with floating rate liabilities, $621.3 million in commercial mortgage loans, substantially all of which are fixed rate and financed with fixed rate liabilities, and $338.3 million in manufactured housing loans and securities which were subsequently sold in May. During the quarter, the weighted-average earning asset yield on the investment portfolio was 6.99%, and the average cost of funds was 6.27%, resulting in a net interest spread to the Company of 0.72% in the first quarter, versus 0.71% for the fourth quarter 2004 and 1.00% for all of 2004.

     Shareholders' equity declined to $144.9 million at March 31, 2005 compared to $148.8 million at December 31, 2004. The decrease in shareholders' equity was primarily due to an unrealized accumulated other comprehensive loss recorded on the manufactured housing loan security subsequently sold in May. As previously indicated, the sale of this security and other manufactured housing loans is expected to generate an $8 million gain during the second quarter 2005. On a pro forma basis at March 31, 2005, assuming the aforementioned sale of the manufactured housing loan assets, shareholders' equity would be an estimated $153 million, and book value per common share would be an estimated $7.94.

     Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

     Note: This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believe," "expect," "forecast," "anticipate," "estimate," "project," "plan, " and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market condition, variability in investment portfolio cash flows, defaults by borrowers, fluctuations in interest rates, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company's Annual Report on Form 10-K for the period ended December 31, 2004, as filed with the Securities and Exchange Commission.

                                      # # #

                               DYNEX CAPITAL, INC.
                           Consolidated Balance Sheets
                          (Thousands except share data)
                                   (unaudited)


                                                   March 31,        December 31,



                                                     2005              2004
                                             ----------------   ----------------
ASSETS
Cash and cash equivalents                     $       60,534     $       52,522
Other assets                                           5,768              4,964
                                             ----------------   ----------------
                                                      66,302             57,486
Investments:
   Securitized finance receivables:
     Loans, net                                      996,076          1,036,123
     Debt securities                                 195,304            206,434
   Securities                                         70,033             87,706
   Other investments                                   7,168              7,596
   Other loans                                         5,242              5,589
                                             ----------------   ----------------
                                                   1,273,823          1,343,448
                                             ----------------   ----------------
                                               $   1,340,125      $   1,400,934
                                             ================   ================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Non-recourse securitization financing         $    1,131,617     $    1,177,280
Repurchase agreements                                 59,367             70,468
Other liabilities                                      4,277              4,420
                                             ----------------   ----------------
                                                   1,195,261          1,252,168
                                             ----------------   ----------------

SHAREHOLDERS' EQUITY:
Preferred stock                                       55,666             55,666
Common stock                                             122                122
Additional paid-in capital                           366,896            366,896
Accumulated other comprehensive income (loss)            317              3,817
Accumulated deficit                                 (278,137)          (277,735)
                                             ----------------   ----------------
                                                     144,864            148,766
                                             ----------------   ----------------

                                              $    1,340,125     $    1,400,934
                                             ================   ================

Book value per common share                   $         7.28     $         7.60
                                             ================   ================

                               DYNEX CAPITAL, INC.
                      Consolidated Statements of Operations
                          (Thousands except share data)
                                   (unaudited)


                                                          Three Months Ended
                                                              March 31,
                                                      --------------------------
                                                          2005          2004
                                                      -------------  -----------


Interest income                                       $    24,053    $   33,631
Interest and related expense                              (19,596)      (27,196)
                                                      -------------  -----------
Net interest income                                         4,457         6,435

Provision for loan losses                                  (2,261)       (7,200)
                                                      -------------  -----------

Net interest income after provision for loan losses         2,196          (765)

Impairment charges                                           (266)       (1,661)
Gain (loss) on sale of investments, net                        79           (34)
Other income (expense)                                        417          (459)
General and administrative expenses                        (1,492)       (2,468)
                                                      -------------  -----------

Net income (loss)                                             934        (5,387)
Preferred stock charge                                     (1,337)       (1,191)
                                                      -------------  -----------

Net loss to common shareholders                       $      (403)   $   (6,578)
                                                      =============  ===========

Change in net unrealized loss during the period on:
   Investments classified as available-for-sale            (3,883)          259
   Hedge instruments                                          383            81
                                                      -------------  -----------
Comprehensive loss                                    $    (2,566)   $   (5,047)
                                                      =============  ===========


Net loss per common share
     Basic and diluted                                $     (0.03)   $    (0.60)
                                                      =============  ===========


Weighted average number of common shares outstanding:
     Basic and diluted                                  12,162,391   10,873,903
                                                      =============  ===========